Exhibit 5
Exhibit 23(a)
August 4, 2004

Computer Task Group, Incorporated
800 Delaware Avenue
Buffalo, New York 14209

Dear Sirs:

You have requested an opinion of counsel in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Computer Task Group, Incorporated (the "Company") to be filed on or about August 13, 2004 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") with respect to 1,500,000 shares (the "Shares") of the Company’s common stock, $.01 par value, to be issued under the Computer Task Group, Incorporated 2000 Equity Award Plan (the "Plan").

The opinion set forth in this letter is based upon (1) my review of (a) the Registration Statement, (b) the Plan, (c) originals, or copies authenticated to my satisfaction, of the Company’s Certificate of Incorporation, as amended, its By-laws, as amended, and records of certain of its corporate proceedings and (d) such other certificates, opinions and instruments as I have deemed necessary and (2) my review of such published sources of law as I have deemed necessary. I have assumed that when the Shares are issued appropriate certificates complying with applicable law evidencing the Shares will be properly executed and delivered.

Based upon the foregoing, it is my opinion that the Shares have been duly authorized, and when the Shares are issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Peter P. Radetich
Peter P. Radetich
Senior Vice President, Secretary & General Counsel